FOR IMMEDIATE RELEASE
Citigroup Inc. (NYSE: C)
November 26, 2007

Citi to Sell $7.5 Billion of Equity Units to the Abu Dhabi Investment Authority

NEW YORK - Citi announced today that it has reached an agreement to sell Equity Units, with mandatory conversion into common shares, in a private placement to the Abu Dhabi Investment Authority (ADIA), a long-term investor committed to the U.S. capital markets, in the amount of $7.5 billion. ADIA’s aggregate ownership in Citi’s common shares, including the conversion of these Equity Units, will total no more than 4.9% of Citi’s total shares outstanding.

"This investment, from one of the world’s leading and most sophisticated equity investors, provides further capital to allow Citi to pursue attractive opportunities to grow its business,” said Win Bischoff, Citi’s Acting Chief Executive Officer. “It builds on a series of actions we have taken over the past several months to strengthen our capital base, which have included sales of certain non-strategic assets, the issuance of trust preferred securities, and the previously announced plan to use common stock to purchase 32% of Nikko Cordial in Japan. In addition, ADIA is a significant participant in alternative investments and emerging markets financial services, two areas in which we have major positions and have been expanding.

“This investment also enables us to access capital in an efficient manner, and is consistent with our strategy of maintaining a balance sheet that benefits from highly diverse sources of funding in terms of both geography and type of security,” Mr. Bischoff continued.

“Citi possesses a unique position in the financial markets throughout the world. We see in Citi a highly respected company with a premier brand and with tremendous opportunities for growth,” said ADIA's Managing Director, Sheikh Ahmed Bin Zayed Al Nahayan. “This investment reflects our confidence in Citi’s potential to build shareholder value.”

ADIA has agreed not to own more than a 4.9% stake in Citi, and will have no special rights of ownership or control and no role in the management or governance of Citi, including no right to designate a member of the Citi Board of Directors.

Substantially all of the investment proceeds will be treated as Tier 1 capital for regulatory capital purposes. Accordingly, it will support Citi’s progress toward its goal of achieving its targeted capital ratios by the end of the first half of 2008. The investment is expected to close within the next several days.

Each Equity Unit is mandatorily convertible into Citi shares at prices ranging from $31.83 to $37.24 per share. The Equity Units convert to Citi common shares on dates ranging from March 15, 2010, to September 15, 2011, subject to adjustment. Each Equity Unit will pay a fixed annual payment rate of 11%, payable quarterly. The payment rate reflects market terms based on the conversion premium as well as Citi’s current dividend yield. Additional details of the Equity Units are provided in an attachment to this release.

The Abu Dhabi Investment Authority (ADIA) is a well-established, well-respected institutional investor committed to the stability of the global financial infrastructure. It is the sovereign wealth fund of the government of Abu Dhabi, one of the seven emirates that comprise the federation of the UAE.

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Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

Media Contacts:
Christina Pretto	(212) 559-9560
Shannon Bell	(212) 793-6206
Michael Hanretta	(212) 559-9466

Investors:
Arthur Tildesley	(212) 559-2718

Fixed Income Investors:
Maurice Raichelson	(212) 559-5091

Selected Terms of the Upper DECS Equity Units

THE SELECTED TERMS SHOULD BE READ IN CONJUNCTION WITH THE DESCRIPTION OF SECURITIES TO BE FILED ON FORM 8-K WITH THE SECURITIES AND EXCHANGE COMMISSION

Investment Amount:	$7,500,000,000

Security:
Upper DECS Equity Units, which are mandatorily convertible securities consisting of a contract to purchase stock at different purchase dates, and an undivided beneficial interest in trust preferred securities.

Issuer:	Citi or the “Company”

Investor:	Abu Dhabi Investment Authority (“ADIA”) or the “Investor”

Payment Rate:
11.00% in aggregate per annum, payable quarterly
The payment rate consists of a payment on each series of the trust preferred securities and a contract payment on the purchase contracts.
Trust preferred payments and purchase contract payments are both deferrable under certain circumstances.

Purchase Contract Settlement:
The aggregate number of common shares to be issued is:
• Citi stock price above $37.24/share:    201,390,000 shares
• Citi stock price between $37.24 and $31.83/share: Between 201,390,000 and 235,627,500 shares
• Citi stock price at or below $31.83/share:   235,627,500 shares

Purchase Contract Settlement Dates:
• 1st settlement: March 15, 2010
• 2nd settlement: September 15, 2010
• 3rd settlement: March 15, 2011
• 4th settlement: September 15, 2011
Each settlement date is subject to an extension of up to one year.

Remarketing of the Trust Preferred Securities on Behalf of Investors; Subsequent Redemption
Prior to the settlement of the purchase contracts, there will be remarketings of the trust preferred securities to new investors on market terms. Upon remarketing, the trust preferred securities will be redeemable between 2041 and 2042, subject to earlier redemption.

Purchase Contract Reset Adjustment
If Citi issues in excess of $5 billion of equity or equity-linked securities at a sale price below $31.83 per share, or additional Upper DECS Equity Units with a payment rate higher than 11% or a conversion premium below the conversion premium of this security, during the one year period following the issuance of the securities, the maximum conversion price may be reduced, but not to less than $31.83.

Transfer Restrictions
The investor may not transfer, sell or hedge the Upper DECS Equity Units or its exposure to the underlying shares for at least 2-years following the settlement date. After 2-years following the settlement date, until 3-years after the final stock conversion date, the investor is subject to certain manner of sale restrictions.

Standstill Agreement	Customary standstill provisions, including a prohibition on direct or indirect acquisitions of beneficial ownership of more than 4.9% of the voting shares (on an as-converted basis).

Investor Lock-up on Company Securities	The investor is not permitted to transact in any securities of Citi for one year from the issue date of the Upper DECS Equity Units, subject to certain exceptions.

Registration Rights	Customary registration rights agreement

Listing	None